Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Administrator of the EnPro Industries, Inc. Retirement Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-89576, No. 333-178668 and No. 333-238112) on Form S-8 of EnPro Industries, Inc. of our report dated June 22, 2020, with respect to the statements of net assets available for benefits of the EnPro Industries, Inc. Retirement Savings Plan as of December 31, 2019 and 2018, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 11-K of the EnPro Industries, Inc. Retirement Savings Plan.

/s/ GreerWalker LLP

June 22, 2020
Charlotte, North Carolina